EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-37280, 333-58538, 333-65944, 333-96683, and 333-87054) pertaining to the 1990 Incentive Stock Option Plan, 1998 Stock Plan, 1999 Stock Plan, 2000 Stock Plan, 2000 Employee Stock Purchase Plan, 2000 Director Option Plan and 2001 Stock Plan, of New Focus, Inc. of our report dated January 31, 2003, with respect to the consolidated financial statements and schedule of New Focus, Inc. included in this Annual Report (Form 10-K) for the year ended December 29, 2002.

/s/    ERNST & YOUNG LLP

San Jose, California

March 18, 2003